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                                                                      EXHIBIT 11

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                                                                      EXHIBIT 11


                       SPORTMART, INC. AND SUBSIDIARY
                        COMPUTATION OF LOSS PER SHARE
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                 (UNAUDITED)



                                                                  Thirteen Weeks Ended
                                                                  --------------------
                                                                  April 28,      April 30,
                                                                    1996            1995
                                                                    ----            ----

Financial statement computations:

   Loss from continuing operations before income taxes          $ (1,520)       $ (1,750)
   Income tax benefit                                               (643)           (765)
                                                                --------        --------
   Loss from continuing operations                                  (877)           (985)
   Loss from discontinued operations                                 -              (158)
                                                                --------        --------
     Net loss                                                   $   (877)       $ (1,143)
                                                                ========        ========

Net loss per share:

   Shares used in primary loss per share computation:
     Weighted average shares outstanding                          12,800          12,765
     Net additional shares assuming options exercised and
          proceeds used to purchase treasury shares (1)               -               18
                                                                --------        --------
     Common and common equivalent shares                          12,800          12,783
                                                                ========        ========

   Primary loss per share from continuing operations            $   (.07)       $   (.08)
   Primary loss per share from discontinued operations                              (.01)
                                                                --------        --------
   Primary loss per share                                       $   (.07)       $   (.09)
                                                                ========        ========

   Shares used in fully diluted loss per share computation:
     Weighted average shares outstanding                          12,800          12,765
     Net additional shares assuming options exercised and
          proceeds used to purchase treasury shares (1)               -               18
                                                                --------        --------

     Common and common equivalent shares                          12,800          12,783
                                                                ========        ========

   Fully diluted loss per share from continuing operations      $   (.07)       $   (.08)
   Fully diluted loss per share from discontinued operations         -              (.01)
                                                                --------        --------
   Fully diluted loss per share                                 $   (.07)       $   (.09)
                                                                ========        ========

(1) Certain common stock equivalents are antidilutive and therefore are not included in the calculation.